Exhibit 99.1
Sparton Corporation Announces the Appointment of Cary B. Wood to the Board of Directors
(JACKSON, MICHIGAN) — December 19, 2008 — Electronic Design and Manufacturing Service (EMS) provider, Sparton Corporation (NYSE:SPA) announces that its Board of Directors at a meeting on December 19, 2008, has appointed Mr. Cary B. Wood, the Company’s new CEO, to the Sparton Board of Directors. Mr. Wood’s appointment fills the vacancy for the three-year term, which expires in 2011, created by the resignation of Mr. Richard L. Langley, who continues as President of the Company.
Mr. Wood has over 20 years of experience in both public and private company settings and has held positions of increasing responsibility with, among others, General Motors, United Technologies, Formica and Elkay Corporation. Since late 2004, Mr. Wood has worked for Citation Corporation as its Chief Operating Officer. Citation is a private company with foundry, machining, and assembly operations. Mr. Wood holds a B.S. from Purdue University and an M.S. from Lawrence University.
About Sparton Corporation
Sparton Corporation (NYSE:SPA) now in its 108th year, is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through prime contracts and through contract design and manufacturing services. Headquartered in Jackson, Michigan, Sparton has six manufacturing locations world-wide. The Company’s Web site may be accessed at http://www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.